EXHIBIT 5.1

                    JOHNSON, POPE, BOKOR, RUPPEL & BURNS, LLP


January 25, 2006


In Touch Media Group, Inc.
205 Myrtle Avenue South
Clearwater, Florida 33756


         Re: In Touch Media Group, Inc. (the "Company") Registration Statement on Form SB-2


Ladies and Gentlemen:

         You have requested our opinion in connection with the registration of resales of an aggregate of 26,249,167 shares of the Company's Common Stock (the "Shares"), which is described in the Company's registration statement on Form SB-2 to which this opinion is attached as Exhibit 5.1. The Shares consist of the following:

         1. 5,000,000 shares that the Company is required to register under the Registration Rights Agreement with the Selling Stockholders underlying the $1,000,000 convertible note; and

         2. 18,400,000 shares issuable upon exercise of outstanding warrants (the "Warrants"), which were issued in connection with the sale of Units.

         3. 3,049,167 share being registered under the subject registration statement.

         Collectively (1) through (3) are referred to as the Registration Rights Shares and Warrant Shares. We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuances of the Units, the Warrants and the related transactions and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Warrant Shares and the Registration Rights Shares have been duly authorized and reserved. The Warrant Shares, when issued upon exercise of each of the Warrants in accordance with their terms, including payment of the applicable exercise price will be validly issued, fully paid and non-assessable.

         In rendering the foregoing opinion, we have (a) that the resolutions of the board of directors of the Company authorizing the Company to issue the Shares will remain in full force and effect until all of the Shares have been issued, and (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) relied, as to certain factual matters, without any independent investigation, inquiry or verification, upon statements or certificates of public officials and of representatives of the Company. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Nevada and the federal laws of the United States of America, in each case as in effect on the date hereof.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and


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regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K.

         Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

                                                Sincerely,

                                                JOHNSON, POPE, BOKOR RUPPEL
                                                & BURNS, LLP


                                                /s/ Michael T. Cronin
                                                -------------------------------